UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 10, 2009

GENERAL MOTORS COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	27-03832222
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement
ITEM 2.01	Completion of Acquisition or Disposition of Assets
ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On July 10, 2009, General Motors Company (“New GM”), formerly known as NGMCO, Inc. and successor-in-interest to Vehicle Acquisition Holdings LLC, completed the acquisition of substantially all of the assets of Motors Liquidation Company (“Old GM”), formerly known as General Motors Corporation, and its direct and indirect subsidiaries, Saturn LLC (“Saturn LLC”), Saturn Distribution Corporation (“Saturn Distribution”) and Chevrolet-Saturn of Harlem, Inc. (“Harlem”, and collectively with Old GM, Saturn LLC and Saturn Distribution, the “Sellers”). The sale was consummated pursuant to the Amended and Restated Master Sale and Purchase Agreement , dated as of June 26, 2009, as amended (the “Purchase Agreement”), between Sellers and New GM. The Purchase Agreement was entered into in connection with the Sellers’ filing of voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), and was completed pursuant to Section 363(b) of the Bankruptcy Code (the “363 Sale”) and the Bankruptcy Court’s sale order dated July 5, 2009.

In connection with the closing of the 363 Sale and pursuant to the Purchase Agreement, the purchase price paid by New GM to Old GM equaled the sum of (i) a credit bid in an amount equal to the aggregate of (A) $19,760,624,198 of principal amount of debt under Old GM’s existing credit agreement with the U.S. Treasury (the “UST Loan”), plus $1,172,811,274 of principal amount of notes issued as additional compensation for the UST Loan, plus, in each case, interest on such debt owed as of the closing date of the 363 Sale (the “Closing Date”) by Old GM and its subsidiaries, and (B) $33,300,000,000 of principal amount of debt under Old GM’s debtor-in-possession financing facility (the “DIP Facility”), plus $2,221,110,000 of principal amount of notes issued as additional compensation for the DIP Facility, plus, in each case, interest thereon owed as of the Closing Date by Old GM and its subsidiaries, less $8,247,488,605 of principal amount of debt owed under the DIP Facility, (ii) the U.S. Treasury’s return of the warrants previously issued to the U.S. Treasury by Old GM, (iii) the issuance by New GM to Old GM of (a) 50,000,000 shares (10%) of New GM’s common stock and (b) warrants to acquire newly issued shares of New GM’s common stock initially exercisable for a total of 90,909,090 shares of New GM’s common stock (15% of New GM’s common stock on a fully diluted basis) on the respective terms specified therein, and (iv) the assumption by New GM or its designated subsidiaries of certain specified liabilities of Old GM and certain of its subsidiaries (including $7,072,488,605 of debt owed under the DIP Facility). In the event that the estimated aggregate general unsecured claims against the Sellers, as determined by the Bankruptcy Court upon the request of Old GM, exceeds $35 billion, New GM is required to issue, as an adjustment to the purchase price, up to approximately an additional 2% of its common stock (the “Adjustment Shares”) to Old GM, based on the extent to which such claims exceed $35 billion, with the full amount of the Adjustment Shares being payable if such excess amount is greater than or equal to $7 billion. In connection with the closing of the 363 Sale and pursuant to Sections 363(b) and 365 of the Bankruptcy Code, the Sellers sold to New GM substantially all of the assets of the Sellers (other than certain specified assets, including certain real property, Old GM’s equity interests in certain of Old GM’s subsidiaries, and certain contractual obligations owed to Old GM).

US Loan Agreement and VEBA Note Agreement

On July 10, 2009, New GM entered into (i) a secured credit agreement (the “US Loan Agreement”) with the U.S. Treasury, pursuant to which New GM assumed $7,072,488,605 of principal amount of debt incurred by Old GM under the DIP Facility and all of Old GM’s obligations with respect thereto, and (ii) a secured note agreement (the “VEBA Note Agreement” and, together with the US Loan Agreement, the “US Facilities”) with the UAW Retiree Medical Benefits Trust (the “New VEBA”), pursuant to which New GM issued a note in a principal amount of $2,500,000,000 in favor of the New VEBA in connection with and as required by the Purchase Agreement. The loans under the US Loan Agreement (the “Loans”) are scheduled to mature on July 10, 2015. Each Loan accrues interest at a rate per annum equal to the prime rate plus 4.0% or the LIBOR rate (which will be no less than 2.0%) plus 5.0%, per annum. The notes under the VEBA Note Agreement (the “Notes”) are scheduled to mature on July 15, 2017. Each Note has an implied interest rate equal to 9.0% per annum, compounded annually, on the basis of a 360-day year consisting of twelve 30-day months, accreting from July 15, 2009.

New GM is required to prepay the Loans and the Notes (on a pro rata basis) in an amount equal to the amount of net cash proceeds received from certain asset dispositions, casualty events, extraordinary receipts and the incurrence of certain debt. New GM may also voluntarily repay Loans and/or Notes (as applicable) in whole or in part at any time. Once repaid, amounts borrowed under the US Loan Agreement may not be reborrowed.

Certain of New GM’s domestic subsidiaries (collectively, the “Guarantors”) guaranteed New GM’s obligations under the US Facilities and the other Guarantors’ obligations under the other documents entered into in connection therewith. The US Facilities are secured by substantially all of New GM’s and the Guarantors’ U.S. assets, including New GM’s and the Guarantors’ equity interests in certain of their foreign subsidiaries (limited in most cases to 65% of the equity interests of the pledged foreign subsidiaries due to tax considerations), subject to certain exclusions (the “Collateral”).

The US Loan Agreement and the VEBA Note Agreement contain various representations and warranties that were made by New GM and its controlled U.S. and Canadian subsidiaries on the effective date (and, with respect to the US Loan Agreement, will be required to be made on certain other dates). The US Loan Agreement and the VEBA Note Agreement also contain various affirmative covenants requiring New GM and its controlled U.S. and Canadian subsidiaries to take certain actions and negative covenants restricting their ability to take certain actions. The affirmative covenants are generally applicable to New GM and its controlled U.S. and Canadian subsidiaries (other than certain excluded subsidiaries) and impose obligations on them with respect to, among other things, financial and other reporting to the U.S. Treasury (including periodic confirmation of compliance with certain expense policies and executive privilege and compensation requirements) and the New VEBA, corporate existence, preservation of the Collateral and other property, payment of taxes and compliance with certain laws.

The negative covenants in the US Loan Agreement and the VEBA Note Agreement generally apply to New GM and its controlled U.S. and Canadian subsidiaries and restrict them with respect to, among other things, fundamental changes, liens, restricted payments and restrictions on subsidiary distributions, amendments or waivers of certain documents, negative pledge clauses, sales of assets and indebtedness. However, both the US Loan Agreement and the VEBA Note Agreement permit New GM and its subsidiaries to incur additional indebtedness, including indebtedness secured by a first-priority lien on the Collateral (and other assets), in each case subject to meeting a specified maximum consolidated leverage ratio, after giving effect to the incurrence of such indebtedness. If such indebtedness is to be secured by a first-priority lien on the collateral, the obligations under the US Loan Agreement and the VEBA Note Agreement will be restructured to be secured by a second priority-lien on such collateral.

The US Loan Agreement and the VEBA Note Agreement also contain various events of default that entitle the U.S. Treasury or the New VEBA, as applicable, to accelerate the repayment of the Loans and the Notes, as the case may be, upon their occurrence and continuation. In addition, upon the occurrence and continuation of any default or event of default, interest under the US Loan Agreement accrues at a rate per annum equal to 2.0% plus the interest rate otherwise applicable to the Loans and the implied interest rate on the Notes increases to a rate equal to 11% per annum, compounded annually. The events of default relate to, among other things, New GM’s failure to pay principal or interest on the Loans or to make payments on the Notes (as applicable); the Guarantors’ failure to pay on their guarantees; the failure to pay other amounts due under the loan documents or the secured note documents; the failure to perform the covenants in the loan documents or the secured note documents; the representations and warranties in the US Loan Agreement or the VEBA Note Agreement being false or misleading in any material respect; undischarged judgments in excess of $100 million; certain bankruptcy events; the termination of any loan documents or secured note documents, the invalidity of security interests in the Collateral; certain prohibited transactions under ERISA; a change of control; a default under the Canadian Loan Agreement (as discussed below) (other than the vitality commitment); and a default under other indebtedness if the default (including a default of the vitality commitment under the Canadian Loan Agreement) results in the holder thereof accelerating the maturity of indebtedness in excess of $100 million in the aggregate.

Proceeds of the US Loan Agreement were deposited in escrow for the benefit of the U.S. Treasury and are to be released at New GM’s request on any date only if the following conditions are met: (i) each of the representations and warranties made by New GM or the Guarantors in or pursuant to the loan documents is true and correct in all material respects on and as of such date; (ii) no default or event of default shall have occurred and be continuing on such date immediately prior to or after giving effect to the withdrawal requested to be made on such date; and (iii) New GM has delivered a notice to the U.S. Treasury with respect to, among other things, the amount and intended use of such disbursement and the U.S. Treasury shall have approved the use of the requested disbursement in its sole discretion.

Canadian Loan Agreement

On July 10, 2009, General Motors of Canada Limited (“GMCL”), a wholly owned subsidiary of New GM, and certain of GMCL’s subsidiaries entered into an amendment and restatement of its existing loan agreement with Export Development Canada (“EDC”) (the “Canadian Loan Agreement”). Following the amendment and restatement, GMCL has US$1,288,135,593 term loan maturing on July 10, 2015. Amounts outstanding under the Canadian Loan Agreement accrue interest at a rate per annum equal to the three-month CDOR rate (which will be no less than 2.0%) plus 5.0%, and accrued interest is payable quarterly. GMCL may voluntarily repay the loans under the Canadian Loan Agreement in whole or in part at any time. Once repaid, amounts borrowed under the Canadian Loan Agreement may not be reborrowed.

The Canadian Loan Agreement has been guaranteed by New GM, and by 1908 Holdings Ltd., Parkwood Holdings Ltd., and GM Overseas Funding LLC, each of which is a subsidiary of GMCL (collectively, the “Subsidiary Guarantors”). New GM’s guarantee of GMCL’s obligations under the Canadian Loan Agreement is secured by a lien on the equity of GMCL. Because 65% of New GM’s ownership interest in GMCL was previously pledged to secure the obligations under the US Facilities, EDC received a first priority lien on 35% of New GM’s equity interest in GMCL and a second priority lien on the remaining 65%. With certain exceptions, GMCL’s obligations under the Canadian Loan Agreement are secured by a first lien on substantially all of its and the Subsidiary Guarantors’ assets, including GMCL’s ownership interests in the Subsidiary Guarantors and that portion of the equity interests of General Motors Product Services Inc. owned by GMCL.

The Canadian Loan Agreement contains various representations and warranties made by GMCL and the Subsidiary Guarantors on the effective date. The Canadian Loan Agreement also contains various affirmative covenants requiring GMCL and the Subsidiary Guarantors to take certain actions and negative covenants restricting the ability of GMCL and the Subsidiary Guarantors to take certain actions. The affirmative covenants impose obligations on GMCL and the Subsidiary Guarantors with respect to, among other things, financial and other reporting to EDC, reporting on and preservation of the collateral pledged in connection with the Canadian Loan Agreement, executive privileges and compensation, restrictions on expenses and compliance with applicable laws. The negative covenants in the Canadian Loan Agreement are similar to the negative covenants under the US Facilities (as applicable to GMCL and the Subsidiary Guarantors) and also require GMCL to maintain certain minimum levels of unrestricted cash and cash equivalents and address specific requirements with respect to pension and compensation matters.

The Canadian Loan Agreement contains various events of default that entitle EDC to accelerate the maturity of the loans under the Canadian Loan Agreement. These events of default include, but are not limited to, failure to pay principal or interest on the loans, failure by New GM or the Subsidiary Guarantors to pay on their guarantees, failure to pay other amounts due under the loan documents, failure to perform the covenants in the loan documents, representations and warranties in the Canadian Loan Agreement being false or misleading in any material respect, undischarged judgments in excess of CDN$100 million; certain bankruptcy events, the termination of any loan documents, an event of default under the U.S. Facilities, or a default under indebtedness in excess of $100 million in the aggregate if the default results in the holder of that indebtedness accelerating its maturity.

Stockholders Agreement

New GM, the U.S. Treasury, the New VEBA and 7176384 Canada Inc. (“Canada Holdings”) entered into a Stockholders Agreement dated as of July 10, 2009 (the “Stockholders Agreement”). The Stockholders Agreement provides that the board of directors of New GM shall be composed of 13 members. The initial board of directors will consist of 10 members who are designated by the U.S. Treasury, one member who is designated by the New VEBA, one member who is designated by Canada Holdings and the chief executive officer of New GM. At least two-thirds of the directors must be determined by the board of New GM to be independent within the meaning of New York Stock Exchange rules. So long as the New VEBA holds at least 50% of the shares of

New GM common stock it held at the closing of the 363 Sale, the New VEBA shall have the right to designate one nominee to the New GM board of directors. Pursuant to the Stockholders Agreement, until an initial public offering of New GM, the New GM board agrees to nominate and the stockholders agree to appoint the director designated by the New VEBA to the New GM board. After the initial public offering, subject to the New GM board approval (not to be unreasonably withheld), the board of directors of New GM shall nominate the New VEBA nominee to be elected a member of the board and include the New VEBA nominee in the proxy statement and related materials. So long as Canada Holdings holds at least 50% of the shares of New GM common stock issued to it at the closing of the 363 Sale and until an initial public offering of New GM, Canada Holdings shall have the right to designate one nominee to the New GM board of directors, who shall be independent within the meaning of New York Stock Exchange rules. Pursuant to the Stockholders Agreement, the New GM board of directors agrees to nominate and the stockholders parties to the Stockholders Agreement agree to appoint the director designated by Canada Holdings to the New GM board.

The Stockholders Agreement also provides that the U.S. Treasury and Canada Holdings shall use their reasonable best efforts to exercise their demand registration rights under the Equity Registration Rights Agreement and cause an initial public offering to occur within one year of the date of the Stockholders Agreement, unless New GM is already taking steps and proceeding with reasonable diligence to effect an initial public offering. Pursuant to the Stockholders Agreement, until the initial public offering of New GM, so long as Canada Holdings beneficially owns at least 5% of the outstanding New GM common stock, New GM may not, without the prior written consent of Canada Holdings, take any action to effectuate (i) a sale of all or substantially all of the assets of New GM; (ii) any voluntary liquidation, dissolution or winding up of New GM; or (iii) an issuance of New GM common stock at a price per share less than fair market value, as determined in good faith by the board of directors (other than pursuant to an employee benefit plan).

A copy of the Stockholders Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 3.02	Unregistered Sales of Equity Securities

On July 10, 2009, in connection with the closing of the 363 Sale, New GM issued 304,131,356 shares of New GM’s common stock to the U.S. Treasury (and all of the shares of New GM’s common stock owned by the U.S. Treasury prior to the closing of the transactions were surrendered to New GM for cancellation), 58,368,644 shares of New GM’s common stock to Canada Holdings, 87,500,000 shares of New GM’s common stock to the New VEBA and 50,000,000 shares of New GM’s common stock to Old GM.

In addition, on the same date, New GM also issued 83,898,305 shares of New GM’s Series A Fixed Rate Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) to the U.S. Treasury, 16,101,695 shares of the Series A Preferred Stock to Canada Holdings and 260,000,000 shares of the Series A Preferred Stock to the New VEBA. The Series A Preferred Stock have a liquidation preference of $25 per share and accrue cumulative dividends at a rate equal to 9% per annum (payable quarterly on March 15, June 15, September 15 and December 15) if, as and when declared by the board of New GM. So long as any share of the Series A Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on New GM’s common stock unless all accrued and unpaid dividends have been paid on the Series A Preferred Stock. On or after December 31, 2014, New GM may redeem, in whole or in part, the shares of Series A Preferred Stock at the time outstanding, at a redemption price per share equal to the sum of (i) $25 per share and (ii) subject to limited exceptions, any accrued and unpaid dividends.

On July 10, 2009, also in connection with the closing of the 363 Sale, New GM issued two warrants to Old GM, one to acquire 45,454,545 newly issued shares of New GM common stock, exercisable at any time prior to the seventh anniversary of issuance, with an exercise price set at $30.00 per share and the other to acquire 45,454,545 newly issued shares of New GM common stock, exercisable at any time prior to the tenth anniversary of issuance, with an exercise price set at $55.00 per share. On July 10, 2009, New GM also issued a warrant to the New VEBA to acquire 15,151,515 newly issued shares of New GM common stock, exercisable at any time prior to December 31, 2015, with an exercise price set at $126.92 per share. The number of shares of New GM common stock underlying each of the warrants issued to Old GM and the New VEBA and the per share exercise price thereof are subject to adjustment as a result of certain events, including stock splits, reverse stock splits and stock dividends.

The foregoing securities were issued to the U.S. Treasury, Canada Holdings, the New VEBA and Old GM in connection with the formation of New GM and the completion of the 363 Sale. The consideration paid for these securities with respect to each of the U.S. Treasury, Canada Holdings, the New VEBA and Old GM is as follows:

U.S. Treasury

•	the U.S. Treasury’s existing credit agreement with Old GM;

•	the U.S. Treasury’s portion of the DIP Facility (other than debt assumed by New GM or Old GM’s wind down facility) and all of the rights and obligations as lender thereunder;

•	the warrants previously issued to the U.S. Treasury by Old GM; and

•	any additional amounts loaned by the U.S. Treasury to Old GM prior to the closing of the 363 Sale with respect to each of the foregoing U.S. Treasury credit facilities.

Canada Holdings

•	certain existing loans made to GMCL;

•	Canada Holding’s portion of the DIP Facility (other than debt assumed by New GM or Old GM’s wind down facility); and

•	the loans made to New GM immediately following the closing of the 363 Sale.

New VEBA

•

the compromise of certain claims against Old GM existing under the previous settlement agreement between Old GM and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America relating to retiree medical benefits.

Old GM

•	the assets transferred to New GM pursuant to the Purchase Agreement, offset by the liabilities assumed by New GM pursuant to the Purchase Agreement.

These securities were issued pursuant to an exemption provided by Section 4(2) under the Securities Act.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 10, 2009, in connection with the closing of the 363 Sale, the board of directors of New GM accepted the resignations of David Markowitz as President and Secretary and Sadiq Malik as Vice President and Treasurer. In addition, New GM appointed Frederick A. Henderson as President and Chief Executive Officer, Ray G. Young as Executive Vice President and Chief Financial Officer and Nicholas S. Cyprus as Controller and Chief Accounting Officer.

Frederick A. Henderson, 50, had been associated with Old GM since 1984. He was named Group Vice President and President of GMAP on January 1, 2002. He was appointed Group Vice President and Chairman of GME effective June 1, 2004. On January 1, 2006, Mr. Henderson was appointed Vice Chairman and Chief Financial Officer. He became President and Chief Operating Officer for Old GM on March 3, 2008 and became Old GM’s President and Chief Executive Officer on March 29, 2009.

Ray G. Young, 47, had been associated with Old GM since 1986. Mr. Young was named Chief Financial Officer of GMNA on August 1, 2001, and was President and Managing Director of GM do Brasil and Mercosur Operations, beginning in January 2004. Mr. Young was appointed Group Vice President, Finance, on November 1, 2007. He became Executive Vice President and Chief Financial Officer for Old GM on March 3, 2008.

Nicholas S. Cyprus, 56, had been associated with Old GM since December 2006, when he became Controller and Chief Accounting Officer. He was Senior Vice President, Controller and Chief Accounting Officer for the Interpublic Group of Companies from May 2004 to March 2006. From 1999 to 2004, Mr. Cyprus was Vice President, Controller and Chief Accounting Officer at AT&T Corporation.

Douglas L. Henderson, brother of President and Chief Executive Officer Frederick A. Henderson, is employed by New GM. Mr. Douglas Henderson makes less than $180,000 per year, and receives salary and benefits comparable to those provided to other New GM employees in similar positions.

In connection with the 363 Sale, New GM assumed certain of the plans, contracts and arrangements, as amended to date, applicable to the compensation of Old GM’s CEO and senior executives, including Old GM’s senior leadership group. Each of Mr. Henderson, Mr. Young and Mr. Cyprus will initially be paid salaries equal to the salaries paid to them by Old GM immediately prior to their removal as officers of Old GM ($1,260,000, $720,000 and $522,000 per year, respectively). Copies of the Compensation Statements between Old GM and each of Mr. Henderson, Mr. Young and Mr. Cyprus are attached as Exhibit 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Accordingly, in connection with the closing of the 363 Sale, New GM assumed Old GM’s Salaried Retirement Program (“SRP”) and Executive Retirement Plan (“ERP”), as amended. As of December 31, 2008, the present value of the accumulated benefits with respect to Mr. Henderson, Mr. Young and Mr. Cyprus was $470,500, $346,700 and $2,900, respectively, under the SRP and $3,619,200, $789,600 and $54,200, respectively, under the ERP. Pursuant to the terms of the amended ERP, to become effective August 1, 2009, the present value of the accumulated benefits with respect to each of the participants thereunder was reduced by 10% in connection with the assumption of the amended ERP by New GM. As of December 31, 2008, Messrs. Henderson, Young and Cyprus were not eligible to retire under any qualified or non-qualified retirement plan. Upon termination of employment prior to retirement eligibility, Messrs. Henderson and Young are only eligible for a deferred vested benefit from the SRP, reduced for age, if received prior to age 65. Mr. Cyprus does not have a vested benefit under the SRP, so his benefit would be forfeited. In addition, New GM assumed the ERP Benefit Equalization Plan for Salaried Employees (the “ERP-BEP”). As of December 31, 2008, the aggregate balance in the ERP-BEP accounts of Mr. Henderson, Mr. Young and Mr. Cyprus was $73,337, $34,219 and $16,087, respectively.

In connection with the closing of the 363 Sale, on July 9, 2009, Edward E. Whitacre, Jr., Stephen Girsky and Frederick A. Henderson were elected to the board of directors, effective upon the closing of the 363 Sale. On July 10, 2009, after the closing of the 363 Sale, Edward E. Whitacre, Jr. was elected Chairman of the board of directors and Erroll B. Davis, Jr., Kent Kresa, Philip A. Laskawy, Kathryn V. Marinello and E. Neville Isdell were elected to the board, effective immediately. Directors Davis, Kresa, Laskawy, Marinello, Isdell and Whitacre were designated to the board by the U.S. Treasury pursuant to the terms of the Stockholders Agreement, director Girsky was designated to the board by the New VEBA pursuant to the terms of the Stockholders Agreement and Mr. Henderson, as Chief Executive Officer of New GM, was required by the terms of the Stockholders Agreement to be named to the board. The U.S. Treasury has informed New GM that it expects to designate additional members to the board shortly.

Effective immediately upon the closing of the 363 Sale on July 10, 2009, Michael Tae and Duane Morse resigned as directors of New GM. Neither served on any committees of New GM and neither of their resignations is due to any disagreement with New GM.

Each member of the board who is not an employee of the New GM will be paid, in cash, an annual retainer of $200,000 for service on the board and, if applicable, one or more of the following annual retainers: (i) $10,000 for service as chair of any board committee; (ii) $20,000 for service on the audit committee of the board; and (iii) $150,000 for service as the Chairman of the board. In addition, until August 1, 2009, the members of the board may be reimbursed for taxes related to income imputed to them for the use of company cars provided to non-employee directors.

ITEM 8.01	Other Events

As previously disclosed by Old GM, in connection with the 363 Sale New GM agreed to assume the obligations of Old GM under the retirement agreement between G. Richard Wagoner, Jr. and Old GM setting forth the terms of Mr. Wagoner’s pension benefits pursuant to the terms of the SRP and the ERP.

On July 10, 2009, New GM issued a news release regarding the closing of the 363 Sale. The news release is incorporated as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits

Number	Description
10.1	Stockholders Agreement, dated as of July 10, 2009 between General Motors Company (formerly known as NGMCO, Inc.), the United States Department of the Treasury, 7176384 Canada Inc. and the UAW Retiree Medical Benefits Trust

10.2	Compensation Statement for Frederick A. Henderson

10.3	Compensation Statement for Ray G. Young

10.4	Compensation Statement for Nick S. Cyprus

10.5	Offer Letter to Nick S. Cyprus (incorporated by reference to Exhibit 10(u) to the Annual Report on Form 10-K of Motors Liquidation Company filed March 5, 2009, File No. 1-43)

99.1	News Release dated, July 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Registrant)

July 16, 2009	By:	/s/ Nick S. Cyprus
(Date)		Nick S. Cyprus Controller and Chief Accounting Officer

EXHIBIT INDEX

Number	Description

10.1	Stockholders Agreement, dated as of July 10, 2009 between General Motors Company (formerly known as NGMCO, Inc.), the United States Department of the Treasury, 7176384 Canada Inc. and the UAW Retiree Medical Benefits Trust

10.2	Compensation Statement for Frederick A. Henderson

10.3	Compensation Statement for Ray G. Young

10.4	Compensation Statement for Nick S. Cyprus

10.5	Offer Letter to Nick S. Cyprus (incorporated by reference to Exhibit 10(u) to the Annual Report on Form 10-K of Motors Liquidation Company filed March 5, 2009, File No. 1-43)

99.1	News Release dated, July 10, 2009